UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 10, 2004

LAIDLAW INTERNATIONAL, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-13109	98-0390488
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 Shuman Blvd. Suite 400, Naperville, Illinois		60563
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(630) 848-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.02. Results of Operations and Financial Condition.

On November 10, 2004, we issued a press release entitled "Laidlaw International Reports Improved Financial Results for Fiscal 2004, Provides Guidance for Fiscal 2005 and Announces Restatement of Earnings for Second Fiscal Quarter," which sets forth disclosure regarding our results of operations for the fourth fiscal quarter and the fiscal year ended August 31, 2004 and announces our intention to restate our results for the second fiscal quarter. A copy of this press release is attached hereto as Exhibit 99.1. This section and the attached exhibit are provided under Item 2.02 of Form 8-K and are furnished to, but not filed with, the Securities and Exchange Act.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 10, 2004 we announced the need to restate deferred tax expense for our second fiscal quarter of 2004. As part of our year-end processes and procedures to determine our annual tax provision, management identified a $6.6 million increase in our Canadian deferred tax assets and a corresponding tax benefit to reflect a change in the Ontario, Canada provincial tax rates. As the rate changes became effective in our second fiscal quarter, the $6.6 million tax benefit should have been reflected as a reduction of our second quarter tax expense. However, the adjustment was not reflected in our originally reported second quarter results because our quarterly processes did not include procedures to verify enacted tax rates and adjust the rate used to value our deferred tax assets for any changes that might have occurred.

Management determined that the internal control deficiency that resulted in this restatement represents a material weakness, as defined by the Public Company Accounting Oversight Board’s Auditing Standard No.2. The Public Company Accounting Oversight Board has defined material weakness as "a significant deficiency or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected." Management’s conclusion is that the noted control deficiency surrounding the calculation of the quarterly tax provision constitutes a material weakness, since, if not corrected, would more than likely result in a material misstatement in future quarterly financial statements if further tax rate changes are passed by a taxing authority in a jurisdiction in which we conduct business. Management has also concluded that this material weakness only relates to the quarterly controls and procedures; the annual controls and procedures provide for the verification and adjustment, if needed, of the effective tax rates used by us.

Going forward, management’s quarterly controls and procedures have been strengthened to require verification of applicable tax rates and adjust, if needed, our effective tax rate for tax changes enacted during such period by taxing authorities in the jurisdictions in which we conduct business. No change in our annual process is required as management believes we have disclosure controls and procedures which operate at a reasonable assurance level on an annual basis.

To reflect the adjustment described above, management will amend the unaudited consolidated financial statements contained in our Quarterly Reports on Form 10-Q for the quarters ended February 29, 2004 and May 31, 2004. Management and the audit committee of our board of directors discussed with our independent auditors, PricewaterhouseCoopers LLP, who concurred with management’s decision to amend such Quarterly Reports on Form 10-Q. On November 9, 2004, management and the audit committee of our board of directors concluded that our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarters ended February 29, 2004 and May 31, 2004 should no longer be relied upon because of the error described above in such financial statements.

As required by Rule 13a-15(b) of the Securities Exchange Act of 1934, as amended, management carried out an evaluation under the supervision and with the participation of the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures that were in effect as of the end of the quarters covered by the subject Quarterly Reports on Form 10-Q. Based on the material weakness described above, our Chief Executive Officer and Chief Financial Officer each concluded that our disclosure controls and procedures were not effective at a reasonable assurance level as of February 29, 2004 and May 31, 2004. However, in light of the implementation of the new corrective measures described above, our Chief Executive Officer and Chief Financial Officer believe, as of the date of this report, management has taken appropriate action to strengthen our internal controls over financial reporting relating to the quarterly tax calculation process and has remediated this material weakness.

Except as stated above, there have been no other changes in our internal controls over financial reporting during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit number 99.1 - Press Release dated November 10, 2004

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAIDLAW INTERNATIONAL, INC.

November 10, 2004	By:	Douglas A. Carty

Name: Douglas A. Carty
Title: Senior Vice President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 10, 2004